Exhibit 10.2

FIRST FINANCIAL NORTHWEST BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
This First Financial Northwest Bank Supplemental Executive Retirement Plan (“Plan”) is adopted as of this 10th day January, 2020 (the “Effective Date”) by First Financial Northwest Bank, a Washington state chartered commercial bank (the “Employer” or the “Bank”) for the benefit of Richard P. Jacobson (the “Executive”).  The purpose of the Plan is to provide certain supplemental nonqualified pension benefits to certain executives who have contributed substantially to the success of the Employer and the Employer desires to incentivize the executives to continue in its employ.
This Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3), and 401(a)(1).  This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof.
ARTICLE 1
DEFINITIONS
Whenever used in this Plan, the following terms have the meanings specified:
    1.1.  “Account Balance” means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) on behalf of the Executive.
    1.2.  “Annuity Contract” means the following annuity contract(s) purchased and solely owned by the Bank:  a Flexible Premium Indexed Deferred Annuity Contract issued by National Western Life Insurance Company, contract #0101393287 or such other annuity contracts (a) as the Bank may purchase from time to time in accordance with Plan Section 2.3 or otherwise, the income value of which the Bank intends to serve as the measure of the Plan benefit for Executive and (b) are identified by Policy number in writing by the Bank as an “Annuity Contract” under this Plan.
    1.3.  “Beneficiary” means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Executive to receive death benefits pursuant to this Plan in the event of the Executive’s death.
    1.4.  “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
    1.5.  “Board” means the Board of Directors of the Employer.
    1.6.  “Change in Control” means the occurrence, through sale, exchange, merger, redemption or otherwise of a (i) change in ownership as defined in Treasury Regulation §l.409A-3(i)(5)(v), (ii) change in effective control as defined in Treasury Regulation §l.409A-3(i)(5)(vi), or (iii) change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation §1.409A-3(i)(5)(vii) as currently in effect and as may hereafter from time to time be amended.
        (a)  the merger, acquisition or consolidation of the Company or the Bank with any corporation pursuant to which the other corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of the Company or the Bank, as appropriate, outstanding immediately prior thereto or more than 50% of the Company’s or Bank’s total fair market value, as appropriate, immediately prior thereto;
        (b)  the date that any person, or persons acting as a group, as described in Treas. Reg. §1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank or in a fiduciary capacity, or a corporation controlling the Company the Bank or owned directly or indirectly by the shareholders of the Company or the Bank in substantially the same proportions as their ownership of stock of the Company or the Bank, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company or the Bank representing more than 80% of the total voting power represented by the Company's or the Bank’s then outstanding voting securities (as defined above);
        (c)  the date that a majority of the members of the board of directors of the Company or the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a two-third majority of the members of the board of directors of the Company before the date of the appointment or election; or
        (d)  the date that any Person acquires (or has acquired within the 12-month period ending on such date) substantially all of the assets of the Company or the Bank; provided, however, that any of the following acquisitions will be excluded from such calculation:
(i) an acquisition by a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to its stock;
(ii) an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;
(iii) an acquisition by a Person that owns directly or indirectly 50% or more of the total value or voting power of the outstanding stock of the Company; or
(iv) an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by a Person described in paragraph (iii) above.
    1.7.  “Company” means First Financial Northwest, Inc.
    1.8.  “ERISA” means the Employee Retirement Income Security Act of 1974.
    1.9.  “Involuntary Termination” shall have the same meaning as in the Executive’s employment agreement.  If there is no employment agreement in effect with respect to the Executive, then Involuntary Termination shall have the same meaning as in Treas. Reg. §1.409A-1(n).  The term “Involuntary Termination” shall not include a Termination for Cause as defined in Section 5.3.
    1.10.  “Normal Retirement Age” means age sixty-five (65).
    1.11.  “Rider” means the income rider attached to the Annuity Contract as an endorsement or other product feature that operates as an income rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

    1.12.  “Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance of general applicability issued thereunder.
    1.13.  “Separation from Service” means complete separation from service as that term is defined and interpreted in Section 409A.  For the avoidance of doubt, the Executive shall not be considered to have experienced a Separation from Service for purposes of the Plan if he continues to perform any service as an Employee for the Employer or an affiliated entity, even if such reduced service would constitute a separation from service under the Section 409A regulations.
ARTICLE 2
ASSET FINANCING, OWNERSHIP AND RIGHTS
    2.1.   Annuity Contract and Other Investments.  For purposes of satisfying its obligations to provide benefits under this Plan, the Bank has initially invested in the Annuity Contract and may invest in other investments.  However, nothing in this Section shall require the Bank to invest in any particular form of investment.
    2.2.   Ownership of the Annuity Contract.  The Bank is the sole owner of the Annuity Contract, and other such investments, and shall have the right to exercise all incidents of ownership.  The Bank shall be the beneficiary of the death proceeds of the Annuity Contract.  The Bank shall at all times be entitled to the Annuity Contract’s cash surrender value, as that term is defined in the Annuity Contract.
    2.3.   Right to Annuity Contract.  Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating this Plan, provided the Bank replaces the Annuity Contract with a comparable annuity policy, or asset of comparable value, with a comparable lifetime withdrawal feature and comparable benefit value.  Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.
    2.4.   Rabbi Trust.  Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan for purposes of ERISA. Neither the Executive nor the Beneficiary shall have any beneficial ownership interest in any assets held in the trust.
ARTICLE 3
RETIREMENT AND OTHER BENEFITS
    3.1.   Normal Retirement Benefit. Upon the Executive’s Separation from Service after reaching Normal Retirement Age for any reason other than death, the Executive will be entitled to the monthly benefit payment described in this Section 3.1.  The amount of the benefit will equal the amount that is paid from the Annuity Contract through the Rider designated under this Plan to benefit the Executive, commencing on the first (1st) day of the second month following the date of the Executive’s Separation from Service, payable monthly and continuing for the Executive’s lifetime.  Subject to section 3.4, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.
    3.2.   Early Termination Benefit.  In the event the Executive should incur a Separation from Service prior to Normal Retirement Age for any reason other than death or Change in Control, the Executive will be entitled to a percentage of the Normal Retirement Benefit in accordance with the vesting table below. Vesting shall determined monthly, on a complete months basis. For purposes of determining the benefit in this Article 3.2, the Normal Retirement Benefit will be equal to the amount payable based on the

Executive remaining in service to Normal Retirement Age. In the event the Executive dies prior to reaching Normal Retirement Age, benefits will be payable in accordance with Article 3.4 instead of this Article 3.2.  If the Executive survives to Normal Retirement Age, benefit payments will commence on the first day of the second month following the Executive’s Normal Retirement Age and will continue for the Executive's lifetime.  Subject to Article 3.4, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.
Plan Year	Vested in Normal Retirement Benefit (Per Year)	Monthly Vesting Rate
1	17%	1.4167%/month.
2	34%	1.4167%/month.
3	51%	1.4167%/month.
4	68%	1.4167%/month.
5	85%	1.4167%/month.
6	91%	.5%/month
7	96%	.4166%/month
8	100%	.3333%/month

    3.3.   Change in Control Benefit.  If the Executive is actively employed at the time of a Change in Control and experiences an Involuntary Termination within twenty-four (24) months following the Change in Control, the Executive will fully vest in the Normal Retirement Benefit as provided for in Article 3.1, with such benefit payable in the amount as provided for in Article 3.1.  Notwithstanding the foregoing, if in connection with the Change in Control the acquiring or surviving entity does not formally assume this Plan and its obligations at the time of the Change in Control, then the Executive shall be entitled to the benefit provided for in this Article 3.3 without regard to whether he experiences an Involuntary Termination. The Employer will establish a “rabbi trust”, if one has not already been established, for the purposes of this Plan, to which assets will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The amount of the contribution to the “rabbi trust” will be the amount sufficient to satisfy the benefit under Article 3.1.  In the event the Executive dies prior to reaching Normal Retirement Age, benefits will be payable in accordance with Article 3.4 instead of this Article 3.3.  If the Executive survives to Normal Retirement Age, benefits payable under this Article 3.3 will commence on the first day of the second month following the later of the Executive’s Normal Retirement Age or Separation from Service and will continue for the Executive's lifetime.  Subject to Article 3.4, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.
    3.4.   Death Benefits.
          (a)  Death During Active Service. Upon the death of the Executive while in active service with the Employer, the Employer shall pay to the Executive’s Beneficiary the Account Balance, payable in a lump sum no later than sixty (60) days from the date of such death.  This shall be the Executive’s benefit in lieu of any other benefit under this Plan.

         (b)  Death Following a Separation from Service but Prior to Commencement of Benefits.  Upon the death of the Executive following a Separation from Service, having qualified for benefits, but prior to Commencement of Benefits, the Employer shall pay to the Executive’s Beneficiary the Account Balance, payable in a lump sum no later than sixty (60) days from the date of such death.  This shall be the Executive’s benefit in lieu of any other benefit under this Plan.
         (c)  Death During Benefit Period.  Upon death of the Executive after benefit payments have commenced but before receiving a total of one hundred eighty (180) monthly payments, the Employer shall pay to the Executive’s Beneficiary in a single lump sum the present value of the remaining payments (that is, one hundred eighty (180) payments less the number of payments already made), based on the accrued liability rate used in the Plan, no later than sixty (60) days from the date of death.  If the Executive dies after receiving at least one hundred eighty (180) payments, this Agreement will terminate and no additional payments will be made to the Executive’s Beneficiary under the Plan.
    3.5.   Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments, the following special rules shall apply if the stock of the Employer is publicly traded at the time of the Executive’s Separation from Service in order for this Plan to comply with Section 409A: (i) to the extent the Executive is a “specified employee” (as defined under Section 409A) at the time of a distribution and to the extent such applicable provisions of Section 409A and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive’s Separation from Service, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay, without interest.
ARTICLE 4
BENEFICIARIES
    4.1.   Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.
    4.2.   Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the Executive and his spouse subsequently are divorced or legally separated. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.
    4.3.   Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.
    4.4.   No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary, unless the Executive and his spouse are legally separated. If the Executive has no surviving spouse or the Executive and his spouse are legally separated, the benefits shall be distributed to the personal representative of the Executive’s estate.
    4.5.   Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.
ARTICLE 5
GENERAL LIMITATIONS
    5.1.   Limits on Payments.  Notwithstanding anything contained in this Plan to the contrary, it is understood and agreed that the Bank shall not be required to make any payment or take any action under this Plan if: (a) such payment or action is prohibited by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) in light of the fact that the Bank has been declared by Regulatory Authority to be troubled, or operating in an unsafe or unsound matter; or (b) such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.
    5.2.   Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, any benefit provided under this Agreement when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition, or shall be forfeited to the extent the benefit would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency had not given written consent to pay pursuant to 12 C.F.R. §359.4. Upon written notice to Executive, together with calculations of Bank's independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Bank shall be required only to pay to Executive the amount determined to be deductible under Section 280G of the Code.
    5.3.   Termination for Cause. Notwithstanding anything to the contrary contained herein, in the event of the Executive's termination for Cause, this Plan shall terminate and no benefits shall be payable under the Plan.  For this purpose, “Cause” shall have the same meaning as in the Executive’s employment agreement with the Employer.  If no such employment agreement is in effect, or such employment agreement does not include a definition of “Cause” or a similar definition, then “Cause” shall be defined as (i) willful misconduct or gross neglect of duties which, in either case, has resulted, or in all probability is likely to result, in material economic damage to the Bank; provided that within 30 days after receiving notice of such misconduct or neglect, on which the Board is relying to terminate the Executive for cause, the Executive is provided the opportunity to defend himself before the Board; or (ii) a repeated failure by the Executive to follow the written directives of the Board or any written Bank policy or guidelines expressly approved by the Board which has resulted, or in all probability is likely to result, in material economic damage to the Bank; provided, however, that if the Executive initially refuses to obey the written directives of the Board, (a) the Executive is furnished a written statement by the Board that it believes in good faith that the acts or non-acts in respect of the direction that is given the Executive were in the best interests of the Bank, and (b) the Executive is provided the opportunity to discuss with the Board reasons for not complying with the Board's directives; provided further that the Executive’s refusal to follow any written directive of the Board that would cause the Executive to commit any illegal act or engage in any illegal course of conduct shall not be grounds for terminating the Executive’s employment for Cause.
ARTICLE 6
CLAIMS AND REVIEW PROCEDURES
    6.1.   Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
         (a)  Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.
          (b)  Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days, by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.  The time period shall begin at the time a claim is filed, whether or not all information necessary for a determination accompanies the filing.
          (c)  Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(i) The specific reasons for the denial,
(ii) A reference to the specific provisions of the Plan on which the denial is based,
(iii) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and
(iv) An explanation of the Plan’s review procedures and the time limits applicable to such procedures.
    6.2.   Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:
          (a)  Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days (180 days for a Disability claim) after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.
            (b)  Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.

The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
          (c)  Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          (d)  Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
          (e)  Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(i) The specific reasons for the denial,
(ii) A reference to the specific provisions of the Plan on which the denial is based,

(iii)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
           (f)  Statute of Limitations.  If the Plan Administrator provides the claimant with a final notice of denial of appeal, in order to preserve the Executive’s claim, the claimant must file an action with respect to the denied claim no later than the second anniversary of the date of the Plan Administrator's final notice of denial of appeal.
ARTICLE 7
MISCELLANEOUS
    7.1.  Amendments and Termination.  Subject to Article 7.12 of this Plan, this Agreement may be amended or terminated solely by a written agreement signed by the Bank and by the Executive.
    7.2.  No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require any Executive to remain an employee nor interfere with any Executive’s right to terminate employment at any time.
    7.3.  Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

    7.4.  Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.
    7.5.  Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws of such state.
    7.6.  Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Plan shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.
    7.7.  Benefit Provision.  Notwithstanding the provisions of this Plan in the payment of the benefits under Article 3, if the Plan benefits are informally funded by Annuity Contract(s) identified in the Plan, then any benefits payable under this Plan are contingent solely upon the amount that is provided by said Annuity Contract(s) or other provision as provided for in Article 2.
    7.8.  Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.
    7.9.  Headings. The headings of articles herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.
    7.10.  Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board, at 201 Wells Avenue South, Renton, Washington 98057.
    7.11.  Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly, provided that the Executive is provided a benefit that is economically equivalent to the benefit provided under the Plan prior to the change in assumption, and such equivalent benefit does result in a violation of Section 409A.
ARTICLE 8
ADMINISTRATION OF AGREEMENT
    8.1.  Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan. No benefit shall be payable hereunder to any person unless the Plan Administrator, in its sole discretion, determines such benefit is due.
    8.2.  Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.
    8.3.  Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.  Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.
    8.4.  Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the gross negligence or willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator or any of its members.
    8.5.  Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.
This Supplemental Executive Retirement Plan Agreement is hereby adopted as of the date written above.

THE EXECUTIVE:	FIRST FINANCIAL NORTHWEST BANK
/s/Richard P. Jacobson	By:	/s/Joseph W. Kiley III
	Title:	President & CEO

BENEFICIARY DESIGNATION
FIRST FINANCIAL NORTHWEST BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

I, Richard P. Jacobson, designate the following as Beneficiary of any death benefits under the First Financial Northwest Bank Supplemental Executive Retirement Plan for the benefit of Richard P. Jacobson:
Primary:

Contingent:

Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these Beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:	/s/Richard P. Jacobson

Date:	January 10, 2020

Accepted by the Employer this 10th day of January, 2020.

By:	/s/Joseph W. Kiley III

Print Name:	Joseph W. Kiley III

Title:	President & CEO